INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Avado Brands, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-49748, 33-68978, 333-3764, 333-3736, and 333-56138) and the
registration statement on Form S-3 (No. 333-25205) of Avado Brands, Inc. of our report dated January 26, 2001, except for Note 7, which is as of April 2, 2001, relating to the consolidated balance sheets of Avado Brands, Inc. as of December 31, 2000 and January 2, 2000 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Avado Brands, Inc.


KPMG

Atlanta, Georgia
April 2, 2001